Exhibit 21.1

Subsidiaries of Penn National Gaming, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation

Penn National Gaming, Inc.	PA
BSL, Inc.	MS
BTN, Inc.	MS
Bangor Acquisition Corp.	DE
Bangor Historic Track, Inc.	ME
CHC Casinos Canada Limited	Nova Scotia
CHC Casinos Corp.	FL
CHC (Ontario) Supplies Limited	Nova Scotia
CRC Holdings, Inc.	FL
Casino Rama Services, Inc.	Ontario
Del’s-Seaway Shrimp & Oyster Company, Inc.	MS
eBetUSA.com, Inc.	DE
Louisiana Casino Cruises, Inc.	LA
Mountainview Thoroughbred Racing Association	PA
PNGI Charles Town Gaming Limited Liability Company	WV
PNGI Charles Town Food & Beverage Limited Liability Company	WV
PNGI Pocono, Inc.	DE
Penn Bullpen, Inc.	CO
Penn Bullwhackers, Inc.	CO
Penn Millsite, Inc.	CO
Penn National GSFR, LLC	DE
Penn National Holding Company	DE
Penn National Speedway, Inc.	PA
Penn Silver Hawk, Inc.	CO
Pennwood Racing, Inc.	DE
Pennsylvania National Turf Club, Inc.	PA
Sterling Aviation, Inc.	DE
Thoroughbred Acquisition Corp.	DE
W-B Downs, Inc.	PA
Hollywood Casino Corporation	DE

Name of Subsidiary	State or Other Jurisdiction of Incorporation

HWCC-Golf Course Partners, Inc.	DE
HWCC-Tunica, Inc.	TX
Hollywood Casino-Aurora, Inc.	IL
HCS I, Inc.	LA
HCS, II, Inc.	LA
HWCC-Louisiana , Inc.	LA
HWCC-Shreveport, Inc.	LA
Shreveport Capital Corporation	LA
Tunica Golf Course LLC	DE
Hollywood Casino Shreveport	LA
HCS Golf Course, LLC	DE